Exhibit 23.1

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Mobieyes Software, Inc., of our report dated February 4, 2010 on our audit of the financial statements of Mobieyes Software, Inc. as of January 31, 2010 and 2009, and the related statements of operations, stockholders’ equity and cash flows for the years ended January 31, 2010 and 2009 and from inception on January 15, 2009 through January 31, 2009 and 2010, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

February 8, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351